Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-222637) pertaining to the 2017 Equity Incentive Plan, the 2010 Equity Incentive Plan, and the 2008 Equity Incentive Plan of Americold Realty Trust of our report dated March 29, 2018 (except for the effects of the retrospective adoption of the Accounting Standards Updates and reclassification discussed in Note 2, as to which the date is September 11, 2018), with respect to the consolidated financial statements and schedule of Americold Realty Trust, included in the Current Report on Form 8-K.

/s/ Ernst & Young LLP

Atlanta, GA

September 11, 2018